Exhibit 99.1

Generation Income Properties Announces Separate Trading of its Common Stock and Warrants, Commencing October 4, 2021

TAMPA, Fla., October 1, 2021 – Generation Income Properties, Inc. (Nasdaq: GIPRU) (the "Company") announced that, commencing at the open of trading on October 4, 2021, the units sold in the Company’s public offering that closed on September 8, 2021 (the “Units”) will mandatorily separate, with each Unit separating into one share of Company common stock and one warrant to purchase one share of Company common stock at an exercise price of $10.00 per share.  The common stock and warrants included in the Units will trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “GIPR” and “GIPRW,” respectively, as of the open of trading on October 4, 2021.  The Units will cease to trade as of the close of trading on October 1, 2021 and will cease to exist as a result of the separation.

The Units were initially offered by the Company in an underwritten offering. Maxim Group LLC acted as sole book-running manager, with Joseph Gunnar & Co. LLC as the co-manager for the offering.

The public offering was made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Generation Income Properties, Inc.

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment corporation formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in United States cities with an emphasis on major primary and coastal markets. GIP intends to elect to be taxed as a real estate investment trust. GIP invests primarily in freestanding, single-tenant commercial retail, office and industrial properties. Additional information about Generation Income Properties, Inc. can be found at the Company's corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s recent public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact: ir@gipreit.com